EXHIBIT 99.1

SUPERTEX, INC.                              		PRESS RELEASE
FOR IMMEDIATE RELEASE		Contact: Dr. Henry C. Pao
May 03, 2004				 President & CEO
       					 Tel:	408-222-8888
					 Fax:	408-222-4800
					 Email:	investors@supertex.com

		SUPERTEX REPORTS FOURTH FISCAL QUARTER
		     AND FISCAL YEAR-END RESULTS

Sunnyvale, CA (May 03, 2004) - Supertex, Inc. (NASDAQ: SUPX) reported that for the fourth fiscal quarter ended March 31, 2004, net sales decreased 6% to $13,589,000 from $14,530,000 for the same quarter in the prior fiscal year, but increased 4% sequentially from the prior quarter of $13,010,000. Net income for the quarter decreased 74% to $290,000 or $0.02 per share on a diluted basis from $1,098,000 or $0.09 per share for the same quarter of the prior fiscal year and decreased 55% sequentially compared to $647,000 or $0.05 per share for the prior quarter.

For the fiscal year ended March 31, 2004, net sales decreased 6% to $51,394,000 from $54,915,000 in the prior year, while net income decreased 24% to $2,159,000 from $2,855,000 in the prior year.

Dr. Henry C. Pao, President and CEO, commented, "The fourth quarter of our fiscal year 2004 was characterized by a modest sequential sales growth, in spite of the turns business not being as robust as in the same period last year. According to plan, our sales underwent a product mix change and we reduced our inventory, primarily through write-down, based on this product mix change. Throughout the year we continued to reduce inventories of our older products while planning for tactical inventory of new products with a total net reduction for the year of $2.0 million to a year-end inventory of $12.6 million. Gross margin dropped to 38% compared to 41% in the prior quarter, and improved to 40% from 38% year-over-year despite the continued low production capacity utilization. Cash flow was positive in the quarter. Cash, cash equivalents and short-term investments increased by $11.2 million during the year. Our Research and Development expenses in the quarter went up to $2.64 million dollars or 19.4% of sales. Our sales and marketing expenses increased 14.1% from the prior quarter due to increased activities."

He added, "Pre-production orders were received in all our emerging markets of Power-over-Ethernet (POE) ICs, hotswap ICs, LED driver ICs, and high voltage amplifier arrays for Optical-to-Optical telecom applications and our new telecom ringer IC. These 'second stage' orders are encouraging, and combined with a positive book-to-bill ratio, we are bullish on both our top and bottom line growth for our fiscal year 2005, starting with our first fiscal quarter. We have substantial production capacity in wafer fabrication and test in place to easily handle the projected increase in sales."

Forward Looking Statements:

The industry in which we compete is characterized by extreme rapid changes in technology and frequent new product introductions. We believe that our long-term growth will depend largely on our ability to continue to enhance existing products and to introduce new products and features that meet the continually changing requirements of our customers. All statements contained in this press release that are not historical facts are forward-looking statements. They include our optimism about our continued revenue and earnings growth during fiscal year. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events but rather involve a number of risks and uncertainties including, but not limited to, whether our customers experience the demand we anticipate for their products, including products currently in the pre-production stage, which incorporate our products and whether competitors introduce products at lower prices than our products causing price erosion, as well as other risk factors detailed in our Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, our future actual results could differ materially from those discussed above. These forward-looking statements are based on our goals and objectives and our assumptions about, and assessment of, the future and may or may not prove true. They speak only as to the date of this release, and we undertake no obligation to publicly release updates or revisions to these statements.

Conference Call Details

The company will host a conference call at 2:30 p.m. PDT (5:30 p.m. EDT) on May 03, 2004, following the earnings release. President and Chief Executive Officer, Dr. Henry C. Pao and Executive Vice President, Richard E. Siegel will present an overview of the fourth fiscal quarter and fiscal 2004 year end financial results, discuss current business conditions and then respond to questions.

The call is available live to listen or ask questions by dialing 800-540-0559 (domestic) or 785-832-1508 (toll, international) and ask to be connected to the Supertex Quarterly Earnings Release Call. A recorded replay will be available until 11:59 p.m., May 17, 2004 by dialing 888-274-8336 (domestic) or 402-220-2328 (toll, international).

About Supertex

Supertex, Inc. is a publicly held mixed signal semiconductor manufacturer, focused in high voltage interface products for use in the telecommunications, networking systems, flat panel displays, medical and industrial electronics industries. Supertex product, corporate and financial information is readily available at www.supertex.com.

For further information, contact Dr. Henry C. Pao at Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089, 408-222-8888 or visit our Website at http://www.supertex.com.




				SUPERTEX, INC.
		CONSOLIDATED INCOME STATEMENT INFORMATION
				(unaudited)


				  Three-months Ended     Fiscal Year Ended
				        March 31,	      March 31,
               			    (in thousands, except per share amounts)

				  2004       2003         2004        2003

Net sales		     $  13,589  $  14,530    $  51,394   $  54,915
Cost of sales                    8,423      8,494       30,938      34,103
   			     ---------  ---------    ---------   ---------
   Gross profit 		 5,166      6,036       20,456      20,812
Research and development         2,645      2,366        9,570       9,338
Selling, general and
administrative       		 2,617      2,316        9,760       8,722
   			     ---------  ---------    ---------   ---------
   Income from operations          (96)     1,354        1,126       2,752
Interest and other income,
net         			   516        260        2,003       1,446
   			     ---------  ---------    ---------   ---------
Income before income taxes         420      1,614        3,129       4,198
Provision for income taxes         130        516          970       1,343
   			     =========  =========    =========   =========
   Net income                $     290  $   1,098    $   2,159   $   2,855

Net income per share
   Basic                     $    0.02  $    0.09    $    0.17   $    0.23
   Diluted                   $    0.02  $    0.09    $    0.17   $    0.22

Shares used in per share
computation
   Basic                        12,848     12,620       12,758      12,598
   Diluted                      13,163     12,770       13,051      12,757



				SUPERTEX, INC.
		CONSOLIDATED BALANCE SHEET INFORMATION
				(unaudited)

				   March 31, 2004	  March 31, 2003
		                           (in thousands)
ASSETS

Cash and cash equivalents              $   71,117             $   60,931
Short term investments 			    5,007                  3,945
Accounts receivable, net		    7,667                 10,134
Inventories, net 			   12,606                 14,582
Deferred income taxes			    4,989                  4,030
Other current assets                          642                    575
				       ----------             ----------
  Total current assets                    102,028                 94,197
Property, plant and equipment               9,731                 12,104
Other assets                                   94                     97
Deferred income taxes                         944                  2,273
				       ----------             ----------
TOTAL ASSETS			       $  112,797             $  108,671
				       ==========             ==========

LIABILITIES

Trade accounts payable 		       $    2,354             $    3,572
Accrued salaries, wages and
employee benefits                           7,449                  6,784
Other accrued liabilities                     481                    485
Deferred revenue                            3,254                  2,001
Income taxes payable                        1,485                  3,304
  				       ----------	      ----------
  Total current liabilities                15,023                 16,146
				       ----------             ----------

SHAREHOLDERS' EQUITY

Common stock                               32,134                 29,045
Retained earnings                          65,640                 63,480
  				       ----------             ----------
  Total shareholders' equity               97,774                 92,525
				       ----------             ----------
TOTAL LIABILITIES AND SHAREHOLDERS'
EQUITY                                 $  112,797             $  108,671
	                               ==========             ==========